EXHIBIT 99.1

Vital Therapies Announces Second Quarter 2015 Financial Results and Provides Corporate Update

SAN DIEGO, July 30, 2015 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq:VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of liver failure, today announced results for the second quarter ended June 30, 2015 and provided a corporate update.

"As we approach data lock and analysis of VTI-208 results, we are pleased to report we are on schedule to report topline results later this quarter," said Terry Winters, Ph.D., Chief Executive Officer and Co-Chairman of Vital Therapies. "VTI-208 is the largest liver support system clinical trial ever conducted, was run on three continents and enrolled 203 subjects. Needless to say we are excitedly awaiting these results."

Key Developments

  On schedule to release topline results from the Company's VTI-208 clinical trial during the third quarter of 2015.

  Enrolled the eighteenth subject as of July  29, 2015 in the Company's second phase 3 clinical trial, VTI-210, a randomized, controlled, open-label study evaluating the ELAD System in severe acute alcoholic hepatitis subjects who have failed standard therapy. Thirty-eight sites have been opened to date in the US (20), UK (7), Spain (10) and Germany (1) and the Company expects to have over 50 sites open for enrollment by year-end. This event-driven trial plans to enroll a minimum of 150 subjects with a primary endpoint of overall survival up to at least study day 91. The Company continues to expect to release topline results from VTI-210 in early 2017.

  Enrolled the seventh subject as of July 29, 2015 in VTI-212, a single-arm, phase 2 clinical trial, evaluating the ELAD System in 40 subjects with either fulminant hepatic failure or surgery-induced liver failure. The Company continues to expect topline results from VTI-212 in 2016.

  Presented a poster titled "Expression of Acute-Phase Proteins by ELAD C3A Cells" at the International Liver Transplantation Society's 21st Annual International Congress last month. The poster describes recent research by the Company showing that ELAD's VTL C3A cells produce several key anti-inflammatory proteins that are thought to decrease inflammation of the liver in patients with alcohol-induced liver decompensation (AILD). Moreover, levels of these anti-inflammatory proteins increase when VTL C3A cells are stimulated by common inflammatory factors that are known to be elevated in patients with AILD. This dynamic response may represent one of the mechanisms by which the ELAD System could exert a therapeutic benefit in AILD. The poster is available on the Company's web site.

Second Quarter 2015 Financial Results

Cash Position

Cash and cash equivalents at June 30, 2015, totaled $71.9 million compared to $102.2 million at December 31, 2014. Based on the current business plan, the Company believes it has enough cash to fund the Company into the third quarter of 2016, although the Company's projections will be highly dependent on the topline results of the VTI-208 clinical trial.

Results of Operations

Three Months Ended June 30, 2015

The Company reported both a net loss and net loss attributable to common stockholders of $15.1 million for the quarter ended June 30, 2015, which compared with a net loss of $10.2 million, and a net loss attributable to common stockholders of $16.3 million for the same prior year period. This resulted in a net loss attributable to common stockholders of $0.63 per share for the three months ended June 30, 2015, as compared to a net loss of $0.91 per share for the corresponding period in 2014, on both a basic and diluted basis. These per share figures are based on weighted-average common shares outstanding of 23,996,527 shares and 17,888,171 shares, respectively, with the increase in common shares outstanding in 2014 resulting from the conversion of preferred stock to common stock in conjunction with the Company's April 2014 IPO, and the Company's follow-on offering in the fourth quarter of 2014.

Total operating expenses for the three months ended June 30, 2015 were $15.1 million as compared to $11.6 million for the comparable period of 2014. Research and development expenses increased to $11.5 million during the three months ended June 30, 2015 as compared to $9.1 million in the three months ended June 30, 2014.  This was primarily associated with increased costs in support of clinical trial-related activities, research activities related to ELAD's mechanism of action, and preparation for a potential filing of a biologics license application or BLA with the FDA.  General and administrative expenses were $3.5 million for the three months ended June 30, 2015, up from $2.5 million for the comparable period of 2014.

Conference Call Details

Vital Therapies will host a conference call to discuss these results and provide a corporate update today, July 30, 2015, at 4:30 p.m. ET, which will be open to the public. The conference call dial-in numbers are (855) 765-5682 for domestic callers and (919) 825-3204 for international callers. The conference ID number for the call is 93848083. Participants may access the live webcast via a link on the Vital Therapies website in the Investor Relations section under "Events" at: http://ir.vitaltherapies.com/.

For those unable to dial in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 7:30 p.m. ET on July 30, 2015 to 11:59 p.m. ET on August 6, 2015. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 93848083. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of liver failure. The Company's ELAD System, is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning or implying the conduct of our clinical trials, including the timing of patient enrollment, site openings, data release, accomplishment and timing of certain development goals including regulatory filings, possible mechanism of action for ELAD and our projected cash runway. Forward-looking statements are based on management's current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance and you are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties include, but are not limited to, the success or failure of our clinical trials and development programs; whether a single phase 3 clinical trial will be sufficient to support Food and Drug Administration (FDA) approval of a biologics license application or whether the FDA will require us to conduct additional clinical trials; difficulty obtaining regulatory approval in the United States or Europe, in particular for a combination product and open-label clinical trials; whether or when we begin building any significant commercial infrastructure; our limited experience in conducting pivotal clinical trials and significant issues regarding our clinical trials, including, but not limited to, the successful opening and the continued participation of clinical sites and their ongoing adherence to protocols, assumptions regarding enrollment rates, timing and availability of subjects meeting inclusion and exclusion criteria, changes to protocols or regulatory requirements, the ability to comply with and meet applicable laws and regulations, and unexpected adverse events or safety issues; and the sufficiency of funding. There can be no assurance that data from any of our clinical trials will be sufficient to support an application for marketing in any country or that any such application will ever be approved. These and other risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Vital Therapies, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$ 71,946	$ 102,238
Other current assets	3,500	2,578
Property and equipment, net	4,212	3,068
Other assets	214	198
Total assets	$ 79,872	$ 108,082

Accounts payable and other accrued liabilities	$ 9,977	$ 10,278
Long-term liabilities	159	241
Stockholders' equity	69,736	97,563
Total liabilities and stockholders' equity	$ 79,872	$ 108,082

Vital Therapies, Inc.
Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$ 11,545	$ 9,125	$ 23,299	$ 18,345
General and administrative	3,533	2,513	6,597	5,170
Total operating expenses	15,078	11,638	29,896	23,515
Loss from operations	(15,078)	(11,638)	(29,896)	(23,515)
Revaluation of future purchase rights liabilities and other income (expense), net	(28)	1,471	32	2,600
Net loss	(15,106)	(10,167)	(29,864)	(20,915)
Accretion to redemption value and amortization of deemed dividend on preferred stock	--	(6,084)	--	(9,154)
Net loss attributable to common stockholders	$ (15,106)	$ (16,251)	$ (29,864)	$ (30,069)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.63)	$ (0.91)	$ (1.25)	$ (3.24)
Weighted-average common shares outstanding, basic and diluted	23,996,527	17,888,171	23,984,629	9,273,672
CONTACT: Vital Therapies, Inc.
         Al Kildani
         Vice President, Investor Relations and Business Development
         858-673-6840
         akildani@vitaltherapies.com